Exhibit 99.2

NON-NEGOTIABLE PROMISSORY NOTE

US $254,992.89	January 1, 2012

FOR VALUE RECEIVED, the undersigned (“Borrower”) promises to pay to Aztec Systems, Inc. (“Lender”), the principal sum of Two Hundred Fifty Four Thousand Nine Hundred Ninety Two Dollars and Eighty Nine Cents ($254,992,89) with interest on the unpaid principal balance at the annual rate of eight percent (8.00%) per annum.

1.                                       Defined Terms.  As used in this note, the term “indebtedness” means the principal of, interest on and any other amount due at any time under this Note or any other document.

2.                                       Address for Payment.  All payments due under this Note shall be payable to Lender at 1345 Valwood Pkwy, Suite 301, Carrollton, Texas 75006 or at such other place as may be designated by written notice to Borrower from or on behalf of Lender.

3.                                       Payment of Principal and Interest.  Principal and interest on this Note shall be paid as follows:

All principal and accrued and unpaid interest on this Note shall be payable on September 30, 2012 (the “Maturity Date”).

4.                                       Application of Payments.  If at any time Lender receives, from Borrower or otherwise, any amount applicable to the indebtedness which is less than the full amount due and payable at such time, then such payment shall first be applied to accrued and unpaid interest and any balance shall be applied to the principal of this Note.  Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than the full amount then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts.

5.                                       Prepayments.  Borrower may prepay all or a portion of this Note, at any time and from time to time, prior to the Maturity Date, without premium or penalty.

6.                                       Forbearance.  Any forbearance by Lender in exercising any right or remedy under this Note, the security agreement, or any other document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy.

7.                                       Waivers.  Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the indebtedness are waived by Borrower.

8.                                       Commercial Purpose.  Borrower represents that the indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial transaction.

9.                                       Governing Law.  THIS NOTE IS EXECUTED AND DELIVERED IN CARROLLTON, TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  THIS NOTE IS PERFORMABLE IN CARROLLTON, TEXAS AND VENUE IN ANY LITIGATION PURSUANT OT THIS NOTE SHALL BE IN DALLAS COUNTY, TEXAS.

10.                                 Notices.  All notices for the parties shall be deemed adequate if communicated in writing and sent to 1345 Valwood Pkwy, Suite 301, Carrollton, Texas 75006, Attention: CEO.

11.                                 Note is Not Negotiable.  This Note is not negotiable or assignable.

IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note as of January 17, 2012.

BORROWER:
Blue Calypso, Inc.

By:	/s/ James Craig
James Craig, CFO